As filed with the Securities and Exchange Commission on October 5, 2007
Registration No. 333-144454

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
PRE-EFFECTIVE AMENDMENT NO. 3
TO THE
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
First Advantage Bancorp
and
First Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust
(Exact name of registrant as specified in its charter)

Tennessee	6035	26-041680
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification No.)
incorporation or organization)	Classification Code Number)
1430 Madison Street
Clarksville, TN 37040
(931) 552-6176
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Earl O. Bradley, III
Chief Executive Officer
1430 Madison Street
Clarksville, TN 37040
(931) 552-6176
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Gary R. Bronstein, Esq. Victor L. Cangelosi, Esq. Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, NW Washington, DC 20016 (202) 362-0840	James C. Stewart, Esq. Malizia Spidi & Fisch, P.C. 901 New York Avenue, NW Washington, DC 20001 (202) 434-4660
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Calculation of Registration Fee

		Proposed maximum	Proposed maximum	Amount of
Title of each class of	Amount to	offering price	aggregate offering	registration
securities to be registered	be registered	per unit	price (1)	fee
Common Stock $.01 par value	6,348,000 Shares	$10.00	$63,480,000	(2)
Participation Interests	(3)	–	$1,892,580	(4)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	The registration fee of $2,355 was previously paid upon the initial filing of the Form S-1 on July 10, 2007.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(4)	The securities of First Advantage Bancorp to be purchased by the First Federal Savings Bank 401(k) and Profit Sharing Plan are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$2,400
OTS filing fee	12,000
NASD filing fee (1)	22,900
Nasdaq Stock Market listing fee	105,000
Blue Sky fees and expenses	7,500
EDGAR, printing, postage and mailing	150,000
Legal fees and expenses	390,000
Accounting fees and expenses	100,000
Appraiser’s fees and expenses	40,000
Business Plan fees and expenses	42,500
Underwriting Expenses (excluding counsel fees)	658,100
Marketing firm expenses (including marketing firm’s counsel fees) (1) (2) (3)	65,000
Conversion agent fees and expenses	25,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	7,500
Miscellaneous	11,000

Total	$1,658,900

(1)	Expenses based on the initial registration of 7,670,500 shares at $10.00 per share.

(2)	Assumes 8% ESOP purchase and purchases by insiders equal to 8.0% of the offering.

(3)	Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the aggregate purchase price of shares sold in the subscription offering and the community offering, excluding shares purchased by the employee stock ownership plan, and by officers, directors and employees of First Federal Savings Bank and members of their immediate families. Assumes purchases by insiders equal to 8.0% of the offering.

Item 14. Indemnification of Directors and Officers.
     Article X of the Registrant’s Charter provides:
A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the TBCA. If the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended.
Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     In addition, Article XI of the Registrant’s Charter provides:
(A) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and (1) he or she conducted himself in good faith, (2) he or she reasonably believed, (a) in the case of conduct in his official capacity with the Corporation, that his or her conduct was in the Corporation’s best interest and, (b) in all other cases, that his or her conduct was at least not opposed to the Corporation’s best interest, and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe that his conduct was unlawful (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide before such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section (C) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
(B) The right to indemnification conferred in Section A of this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made upon (1) delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise, (2) delivery to the Corporation, by or on behalf of such indemnitee, of a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Section A of this Article XI, and (3) a determination that the facts would not preclude indemnification under this Article XI.
The determination shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, (b) if a quorum cannot be obtained under the preceding clause, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding, (c) by independent special legal counsel, (i) selected by the Board of Directors or its committee in the manner described in clause (a) or (b) of this paragraph, or (ii) if a quorum of the board cannot be obtained under clause (a) or (b) of this paragraph, selected by a majority vote of the full

Board of Directors (in which selection directors who are parties may participate) or; (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.
The rights to indemnification and to the advancement of expenses conferred in Sections (A) and (B) of this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
(C) If a claim under Section (A) or (B) of this Article XI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the TBCA. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to select counsel under clause (c) of the second paragraph of Section (B). In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.
(D) The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Charter, Bylaws, agreement, vote of shareholders or Disinterested Directors, as defined in Article XIII of this Charter, or otherwise.
(E) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.
(F) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Item 15. Recent Sales of Unregistered Securities.
None.

Item 16. Exhibits and Financial Statement Schedules.
The exhibits and financial statement schedules filed as a part of this registration statement are as follows:
(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between First Federal Savings Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Draft Agency Agreement*

2.1	Plan of Conversion*

3.1	Charter of First Advantage Bancorp*

3.2	Bylaws of First Advantage Bancorp*

4.1	Specimen Stock Certificate of First Advantage Bancorp*

5.1	Opinion of Muldoon Murphy & Aguggia LLP re: Legality*

8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters

8.2	Opinion of BKD LLP re: State Tax Matters*

10.1	Form of First Federal Savings Bank Employee Stock Ownership Plan*

10.2	Form of First Federal Savings Bank Employee Stock Ownership Plan Trust Agreement*

10.3	Form of Employee Stock Ownership Plan Loan Agreement, Pledge Agreement and Promissory Note*

10.4	First Federal Savings Bank 401(k) & Profit Sharing Plan*

10.5	Form of Employment Agreement between First Federal Savings Bank and Earl O. Bradley, III, John T. Halliburton, Patrick C. Greenwell, Franklin G. Wallace and Jon R. Clouser*

10.6	Form of Employment Agreement between First Advantage Bancorp and Earl O. Bradley, III, John T. Halliburton and Patrick C. Greenwell*

10.7	First Federal Savings Bank Executive Deferred Incentive Plan*

10.8	First Federal Savings Bank Deferred Compensation Plan*

10.9	First Federal Savings Bank Directors’ Compensation Agreements*

10.10	Form of First Federal Saving Bank Stock-Based Deferral Plan*

16.1	Letter of Stone, Rudolph & Henry, PLC*

23.1	Consent of Muldoon Murphy & Aguggia LLP (included in Exhibits 5.1 and 8.1 filed herewith)

23.2	Consent of BKD LLP*

23.3	Consent of Keller & Company, Inc.*

24.1	Powers of Attorney*

99.1	Appraisal Report of Keller & Company, Inc. (P)*

99.2	Draft Marketing Materials*

99.3	Form of Subscription Order Form and Instructions*

(P)	The supporting financial schedules are filed in paper under Form SE pursuant to Rule 202 of Regulation S-T.

*	Previously filed.

(b)	Financial Statement Schedules
All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clarksville, State of Tennessee on October 5, 2007.

First Advantage Bancorp
By:	/s/ Earl O. Bradley, III
Earl O. Bradley, III
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Earl O. Bradley, III Earl O. Bradley, III	Chief Executive Officer and Director (principal executive officer)	October 5, 2007

/s/ Patrick C. Greenwell Patrick C. Greenwell	Chief Financial Officer and Corporate Secretary (principal accounting and financial officer)	October 5, 2007

* John T. Halliburton	President and Director

* William G. Beach	Director

* Dr. Vernon M. Carrigan	Director

* Robert E. Durrett, III	Director

* William Lawson Mabry	Director

* William H. Orgain	Director

* Michael E. Wallace	Director

* David L. Watson	Director
*	Pursuant to the Power of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for First Advantage Bancorp on July 10, 2007.

/s/ Earl O. Bradley, III Earl O. Bradley, III	Chief Executive Officer and Director	October 5, 2007